UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 12, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 12, 2013, Central European Distribution Corporation (the “Company”) received notice from the Warsaw Stock Exchange (“WSE”) that, as of April 15, 2013, the Company’s common stock would be suspended from trading on the WSE for a period of up to three months. As a result, and following the suspension in trading in our common stock on the NASDAQ Stock Market (“NASDAQ”) as of April 12, 2013, there is currently no active trading market for our common stock and such a market may not develop or be sustained. NASDAQ will file a Form 25-NSE with the United States Securities and Exchange Commission to remove our common stock from listing and registration on the NASDAQ and our common stock may be delisted from trading on the WSE due to the Company’s on-going proceedings under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) or for other reasons. Additionally, if the Company’s proposed plan of reorganization currently under review by the Bankruptcy Court becomes effective, all of its outstanding common stock will be cancelled and the Company anticipates that it will no longer be subject to listing and trading on the WSE.

After the Company’s common stock is delisted by NASDAQ, it may trade on the OTC Markets Group Inc. (the “Pink Sheets”) or the OTC Bulletin Board (“OTCBB”) if an application is filed by a market maker to quote the Company’s common stock. A potential market maker’s application to quote the Company’s common stock on OTCBB will not be cleared until the Company is current in its reporting obligations under the Securities Exchange Act of 1934. In order for the Company to become current in its reporting obligations, it must file its annual report on Form 10-K for fiscal year 2012. Even if the Company makes such filing, there is no assurance that any market maker will apply to quote the Company’s common stock on the Pink Sheets or OTCBB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Grant Winterton
Grant Winterton

Chief Executive Officer

Date: April 15, 2013